EXHIBIT 10.8

LAREDO PETROLEUM, INC.
OMNIBUS EQUITY INCENTIVE PLAN
OUTPERFORMANCE SHARE UNIT AWARD AGREEMENT

This Outperformance Share Unit Award Agreement (“Agreement”) is made as of (the “Grant Date”) by and between Laredo Petroleum, Inc. (the “Company”) and (the “Participant”).
W I T N E S S E T H :
WHEREAS, the Participant is currently an employee of the Company or its Subsidiary, and the Company desires to have the Participant remain in such capacity and to afford the Participant the opportunity to participate in the potential increase in value of the Company over the Performance Period (as defined below).
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
1.    Grant of Outperformance Share Units. Subject to the restrictions, terms and conditions set forth herein and in the Company’s Omnibus Equity Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Participant an unfunded and unsecured promise to deliver shares of Common Stock subject to the achievement of performance goals and time-vesting conditions as set forth in this Agreement (the “Outperformance Share Units”, or the “Award”). The provisions of the Plan are incorporated herein by reference, and all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. In the event of any inconsistency between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern and control.
2.    Earned Outperformance Share Units. The Participant is eligible to earn the number of Outperformance Share Units (the “Earned Outperformance Share Units”) set forth in the table below based upon the Average Stock Price (defined below) achieved during the performance period (the “Performance Period”) that commences on (the “Commencement Date”) and ends on the earlier to occur of (i) (the “Final Date”) and (ii) the date of the Participant’s termination of employment with the Company or any of its Subsidiaries due to death or Disability as provided in Section 5(b) below (the “Termination Date”). For purposes of this Agreement, “Average Stock Price” means the highest 50 consecutive trading day average closing stock price of the Company that occurs during the applicable Performance Period.
The Administrator shall determine and certify the Average Stock Price on or immediately following the last day of the applicable Performance Period. Based on the Average Stock Price achieved during the applicable Performance Period, the Participant is eligible to earn the following number of Earned Outperformance Share Units:

In the event that the Average Stock Price is:	Then the number of Earned Outperformance Share Units shall be:
Below $5.50	0
$6.00	200,000
$6.50	220,000
$7.00	240,000
$7.50	260,000
$8.00	280,000
$8.50	300,000
$9.00	340,000
$9.50	380,000
$10.00	420,000
$10.50	460,000
$11.00	500,000
$11.50	540,000
$12.00	600,000
$12.50	660,000
$13.00	720,000
$13.50	780,000
$14.00	840,000
$14.50	900,000
$15.00 or greater	1,000,000

Each of the Average Stock Price amounts set forth in the table above is an “Average Stock Price Hurdle.” In the event that the Average Stock Price achieved is between two Average Stock Price Hurdles, then there shall be no linear interpolation between the two Average Stock Price Hurdles and the number of Earned Outperformance Share Units shall be the number that would have been earned had the Average Stock Price achieved been the lower of the two Average Stock Price Hurdles. For the avoidance of doubt, (x) in no event will the Participant earn any Outperformance Share Units if the Average Stock Price is below $5.50; and (y) in no event will the Participant earn in excess of 1,000,000 Outperformance Share Units if the Average Stock Price is $15.00 or greater. Notwithstanding anything in this Agreement to the contrary, in the event of the occurrence of any of extraordinary, nonrecurring and/or significant corporate event or events, the Administrator may adjust the number of shares of Common Stock that may be earned and delivered with respect to the Outperformance Share Units under this Agreement if the Administrator determines, in its sole discretion, that such adjustment is equitable and necessary to more accurately reflect the Company’s performance during the Performance Period.
3.    Vesting Schedule. Subject to Section 5(b) below, the Earned Outperformance Share Units shall vest as follows: (i) one-third of the Earned Outperformance Share Units will vest on the Final Date; (ii) one-third of the Earned Outperformance Share Units will vest on the first anniversary of the Final Date; and (iii) one-third of the Earned Outperformance Share Units will vest on the second anniversary of the Final Date ((i), (ii) and (iii), collectively, the “Vesting Dates”); provided, that, the Participant is employed with the Company or any of its Subsidiaries on the applicable Vesting Date.
4.    Form and Time of Payment. Subject to Section 5(b) below, each Earned Outperformance Share Unit will be settled in one share of Common Stock, which shall be delivered to the Participant as soon as practicable following the applicable Vesting Date, but in no event later than 30 days following such Vesting Date.
5.    Termination of Employment.
(a)    In General. In the event that the Participant’s employment with the Company or any if its Subsidiaries is terminated prior to any Vesting Date for any reason other than due to the Participant’s death or Disability as provided under Section 5(b) below, then any Outperformance Share Unit that has not vested as of such date shall be forfeited by the Participant and cancelled for no consideration.
(b)    Termination Due to Death or Disability. In the event that the Participant’s employment with the Company or any of its Subsidiaries is terminated prior to any Vesting Date (i) by reason of the Participant’s death or (ii) because the Participant is determined by the Board or the Administrator to be subject to a Disability, then the Participant shall immediately vest in the number of Earned Outperformance Share Units, if any, determined earned pursuant to Section 2 above and each such Earned Outperformance Share Unit shall be settled in one share of Common Stock within 30 days following the Termination Date; provided, that, if the Termination Date is prior to the Final Date, such number of Earned Outperformance Share Units shall be pro-rated based on a fraction, the numerator being the number of days the Participant was employed with the Company or any of its Subsidiaries from the Commencement Date until the Termination Date and the denominator being the number of days between the Commencement Date and the Final Date.
6.    Transferability. This Award shall not be transferable otherwise than by will or the laws of descent and distribution. Any attempt by the Participant (or in the case of the Participant’s death or Disability, the Participant’s beneficiary or personal administrator) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.
7.    Withholding. The Company shall be obligated to withhold amounts sufficient to satisfy any tax withholding or similar withholding obligations to which the Company or its Subsidiaries may be subject by reason of payment under this Award. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to this obligation of the Company regarding any applicable taxes required to be withheld in connection with the Award, in a form and manner satisfactory to the Company.
8.    No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continuance of employment or service with the Company or any of its

Subsidiaries, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or service with the Company or any of its Subsidiaries at any time and for any reason.
9.    Terms of Issuance. The Participant acknowledges being subject to all terms, conditions and policies contained in the Company’s Employee Manual, as the same may be amended or modified from time-to-time at the sole discretion of the Company.
10.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated in a notice mailed or delivered to the other party as provided herein; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its Tulsa, Oklahoma, office and all notices or communications by the Company to the Participant may be given to the Participant personally or mailed to the Participant’s home address as reflected on the books of the Company.
11.    Administration. This Agreement and the issuance of Common Stock contemplated hereunder shall be administered by Board or a committee of one or more members of the Board appointed by the Board to administer this Agreement and such issuance (the “Administrator”). Subject to applicable law, the Administrator shall have the sole and plenary authority to: (i) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement; (ii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Agreement; (iii) accelerate the lapse of restrictions on the Award and/or modify the date that Performance Period expires; and (iv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Agreement. The Administrator may delegate to one or more officers of the Company the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Administrator herein, and that may be so delegated as a matter of law. For the avoidance of doubt, in the event of a Change of Control the provisions of the Plan shall apply, including, without limitation, the authority and discretion granted to the Administrator with regard to the vesting of Outperformance Share Units, payment amount and payment timing.
12.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
13.    Miscellaneous.

(a)    Amendment and Waiver. Subject to Section 13(b) of the Plan, the Administrator may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award granted hereunder or this Agreement; provided, that, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant with respect to the Award granted hereunder shall not to that extent be effective without the consent of the Participant.
(b)    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c)    Entire Agreement and Effectiveness. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
(e)    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(f)    Gender and Plurals. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
(g)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by and against the Participant, the Company and their respective successors, allowable assigns, heirs, representatives and estates, as the case may be.
(h)    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(i)    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.
(j)    WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT

ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.
(k)    Delivery of Laredo Petroleum, Inc. Prospectus dated May 16, 2019. Participant acknowledges that Participant has been provided a copy of the Company’s prospectus related to the Company’s Omnibus Equity Incentive Plan through such prospectus’ availability on the Company’s shared network drive, at S:\Omnibus Equity Incentive Plan Prospectus. A copy will also be provided to Participant, upon Participant’s written request to the Company
14.    Section 409A. Notwithstanding any of the foregoing, it is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to the Participant under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with Company or any of its Subsidiaries for purposes of this Agreement and no payments shall be due to him or her under this Agreement which are payable upon his or her termination of employment until he or she would be considered to have incurred a “separation from service” from the Company or any of its Subsidiaries within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided to a “specified employee” pursuant to this Agreement during the six-month period immediately following the Participant’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following the Participant’s termination of employment with the Company or any of its Subsidiaries (or upon the Participant’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A of the Code.
15.    Clawback. The Participant acknowledges and agrees that payments made under this Agreement are subject to clawback if such payments are made (i) on account of fraud or misconduct by the Participant, (ii) following an accounting restatement under certain circumstances (as referenced in the Company’s Omnibus Equity Incentive Plan) or (iii) as may be required by any other policy of the Company which may now exist or hereafter be adopted regarding repayment of incentive-based compensation, as may be in effect from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:
LAREDO PETROLEUM, INC.

Randy A. Foutch
Chairman & CEO

PARTICIPANT:
Electronic Signature                                                    Printed Name: